Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment dated as of October 26, 2016 (the “Amendment”) to that employment agreement between Donnelley Financial Solutions, Inc., a Delaware corporation (“Donnelley Financial”) and Daniel N. Leib (the “Executive”), dated May 3, 2011 and assumed by Donnelley Financial pursuant to the Assignment of Employment Agreement and Acceptance of Assignment between RR Donnelley & Sons Company, Donnelley Financial and the Executive, dated September 29, 2016 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

Recitals

WHEREAS, Donnelley Financial and the Executive desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.	The first sentence of Section 3(a) of the Employment Agreement shall be amended and replaced in its entirety as follows:

Base Salary. The Company will pay you a base salary (“Base Salary”) at the rate of $700,000 per year.

2.	The first sentence of Section 3(b) of the Employment Agreement shall be amended and replaced in its entirety as follows:

Annual Bonus. In respect of each calendar year of the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (“Plan”) with a target bonus opportunity of 100% of Base Salary.

3.	A new Section 3(h) shall be included in the Employment Agreement as follows:

Prior Equity Grants and Cash Awards. The Assignment of Employment Agreement and Acceptance of Assignment of Employment Agreement between RR Donnelley & Sons Company, Donnelley Financial and the Executive dated September 29, 2016 is not intended to constitute a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) or otherwise affect any time-vested or performance based awards provided to Executive by RR Donnelley & Sons Company before September 29, 2016, including without limitation, Stock Unit Awards, Performance Unit Awards, Long Term Incentive Cash Awards, and retention and spin bonuses.

4.	The first two sentences of Section 4(a) of the Employment Agreement shall be amended and replaced in their entirety as follows:

Severance Pay. The Company will pay you an amount equal to two times your Annualized Total Compensation (“Severance Pay”), subject to the prompt execution by you of the Company’s customary release and in consideration of your obligations described in the Section below entitled “Restrictive Covenants.” Such Severance Pay shall be payable in equal installments on the 15th and last days of each of the 24 months following the thirtieth (30th) day after the date of your Separation from Service (if the 15th or last day of month is not a business day, on the closest business day to such date).

5.	In all other respects, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

DANIEL N. LEIB		DONNELLEY FINANCIAL SOLUTIONS, INC.

/s/ Daniel N. Leib		/s/ Diane D. Bielawski
Daniel N. Leib	By:	Diane D. Bielawski
Chief Human Resources Officer